Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report, dated June 18, 2024 in Amendment No. 3 to the Registration Statement of AGM Group Holdings, Inc. on Form F-1 filed with the U.S. Securities and Exchange Commission (File No. 333-282420), relating to the consolidated balance sheets of AGM Group Holdings, Inc. (the “Company”) as of December 31, 2023, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023, and the related notes included in 20-F. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ GGF CPA LTD

PCAOB NO: 2729

Guangzhou, Guangdong, China

January 24, 2025